Exhibit 12-B

              CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES

              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                       Year Ended December 31,
                                         --------------------------------------------
                                         1995      1994      1993      1992      1991(1)
                                         ----      ----      ----      ----      ----
                                                       (Dollars in millions)
Net earnings (loss) from continuing
 operations before cumulative
 effect of changes in accounting
 principles                             $2,121     $3,713     $2,415     $  505     $ (538)
   Add back:
     Taxes on income                     1,328      2,117      1,423        429       (272)
     Fixed charges                       1,359      1,267      1,433      1,732      2,179
     Amortization of previously
      capitalized interest                 103         87         94         87         86
   Deduct:
     Capitalized interest                  204        177        176        176        162
     Undistributed earnings from
      less than fifty-percent owned
      affiliates                        $   18         15          2          7         11
                                        ------     ------     ------     ------     ------
Earnings available for fixed charges    $4,689     $6,992     $5,187     $2,570     $1,282
                                        ======     ======     ======     ======     ======

Fixed charges:
  Interest expense                      $  995     $  937     $1,104     $1,405     $1,869
  Interest expense of unconsolidated
   subsidiaries                            --         --         --         --         --
  Capitalized interest                     204        177        176        176        162
  Credit line commitment fees               10         10         10         10         15
  Interest portion of rent expense         150        143        143        139        126
  Gross-up of preferred stock
   dividends of majority-owned
   subsidiaries (CFC)to a pre-tax
   basis                                   --         --         --           2          7
                                        ------     ------     ------     ------     ------
Total fixed charges                     $1,359     $1,267     $1,433     $1,732     $2,179
                                        ======     ======     ======     ======     ======

Ratio of earnings to fixed charges        3.45       5.52       3.62       1.48        .59
                                        ======     ======     ======     ======     ======

Preferred stock dividend requirements       33        125        127        128        --
                                        ======     ======     ======     ======     ======

Ratio of earnings to fixed charges
 and preferred stock dividend
 requirements                             3.37       5.02       3.33       1.38        --
                                        ======     ======     ======     ======     ======

Equity taken up in earnings of less
 than fifty-percent owned affiliates    $   18     $   15     $    2     $   11     $   13
Deduct - Dividends paid by affiliates      --         --         --           4          2
                                        ------     ------     ------     ------     ------
Undistributed earnings from less
 than fifty-percent owned affiliates    $   18     $   15     $    2     $    7     $   11
                                        ======     ======     ======     ======     ======

(1) In 1991, earnings were not sufficient to cover fixed charges. The coverage deficiency was $897 million.

The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges by total fixed changes. The ratio of earnings to fixed changes and preferred stock dividend requirements is computed by dividing earnings available for fixed charges by the sum of total fixed charges and preferred stock dividend requirements.